                                UNITED STATES
                        SECURITIES EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 2)


                                RES-CARE, INC.
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                               (Name of Issuer)

                                 COMMON STOCK
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                        (Title of Class of Securities)

                                  760943100
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                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 760943100                                                          13G
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1.       NAME OF REPORTING PERSON

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Ronald G. Geary
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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)   (    )      (b)   (    )

         Not applicable.
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3.       SEC USE ONLY

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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States Citizen
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           Number of                 5.       SOLE VOTING POWER

           Shares                             868,329
                                     -----------------------------------------
           Beneficially              6.       SHARED VOTING POWER

           Owned By                           None.
                                     -----------------------------------------
           Each                      7.       SOLE DISPOSITIVE POWER

           Reporting                          868,329
                                     -----------------------------------------
           Person                    8.       SHARED DISPOSITIVE POWER

           With                               None.
                                     -----------------------------------------

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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         868,329
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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES SHARES*    (   )

         Not applicable.
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.4%
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12.      TYPE OF REPORTING PERSON*

         IN
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                     *SEE INSTRUCTION BEFORE FILLING OUT!

                   SCHEDULE 13G - TO BE INCLUDED IN STATEMENTS
                   FILED PURSUANT TO RULE 13D-1(b) OR 13D-2(b)

Item 1(a).      Name of Issuer:

                Res-Care, Inc.

Item 1(b).      Name of Issuer's Principal Executive Offices:

                10140 Linn Station Road
                Louisville, KY  40223

Item 2(a).      Name of Person Filing:

                Ronald G. Geary

Item 2(b).      Address or Principal Business Office or, if None, Residence:

                10140 Linn Station Road
                Louisville, KY  40223

Item 2(c).      Citizenship:

                United States Citizen

Item 2(d).      Title Class of Securities:

                Common Stock

Item 2(e).      CUSIP Number:

                760943100

Item 3.         Not applicable.

Item 4.         Ownership:
                (a)   Amount Beneficially Owned:                                             868,329

                (b)   Percent of Class:                                                      8.4%

                (c)   Number of shares as to which such person has:

                      (i)     sole power to vote or to direct the vote:                      868,329

                      (ii)    shared power to vote or to direct the vote:                    None.

                      (iii)   sole power to dispose or to direct the disposition of:         868,329

                      (iv)    shared power to dispose or to direct the disposition of:       None.

Item 5.         Ownership of Five Percent or Less of a Class.

                Not applicable.

Item 6.         Ownership of more than Five Percent on Behalf of Another Person.

                Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                Not applicable.

Item 8.         Identification and Classification of Members of the Group.

                Not applicable.

Item 9.         Notice of Dissolution of Group.

                Not applicable.

Item 10.        Certification.

                Not applicable.

Signature
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After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  April 7, 1997
                                  ---------------------------------------------
                                  Date

                                          /s/    Ronald G. Geary
                                  ---------------------------------------------
                                  Signature


                                  Ronald G. Geary
                                  ---------------------------------------------
                                  Name/Title